As filed with the Securities and Exchange Commission on June 16, 2025

No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nomad Foods Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Forge, 43 Church Street West, Woking, United Kingdom GU21 6HT

(Address including Zip Code of Principal Executive Offices)

Nomad Foods Limited 2025 Equity Incentive Plan

(Full title of the plan)

Mariposa Capital, LLC

500 South Pointe Drive, Suite 240, Miami Beach, FL 33139

(786) 482-6333

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Flora R. Perez, Esq.

Brian J. Gavsie, Esq.

Greenberg Traurig, P.A.

401 E. Las Olas Blvd. Suite 2000

Ft. Lauderdale, Florida 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”) to all persons who participate in the Nomad Foods Limited 2025 Equity Incentive Plan (the “Plan”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following document(s), which have been filed with the Commission by Nomad Foods Limited, a company formed with limited liability under the laws of the British Virgin Islands (the “Company”) are incorporated herein by reference:

(1) The Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Commission on March 3, 2025;

(2) The description of the Company’s ordinary shares, no par value per share, contained in Exhibit 2.3 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Commission on February 23, 2023, and any amendment or report filed for the purpose of updating such description; and

(3) The Company’s Reports on Form 6-K filed with the Commission on January 30, 2025 (excluding Exhibit 99.1), April  30, 2025 (excluding Exhibit 99.1), May  8, 2025 (excluding Exhibit 99.1) and May 28, 2025.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if, and to the extent, such Report on Form 6-K so states that it is incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into Indemnification Agreements with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1	Registration Rights Agreement dated as of June 1, 2015 among Nomad Holdings Limited, Birds Eye Iglo Limited Partnership Inc, Mariposa Acquisition II, LLC, TOMS Acquisition I LLC, TOMS Capital Investments LLC and funds managed by Pershing Square (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (333-208181) filed on November 24, 2015).

4.2	Indenture, dated as of June 24, 2021 by and among the Company, the guarantors named therein and Deutsche Trustee Company Limited, as trustee (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed on June 24, 2021).

4.3	Supplemental Indenture, dated as of July 9, 2021 by and among the Company, the guarantors named therein and Deutsche Trustee Company Limited, as trustee (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed on July 12, 2021).

5.1	Legal Opinion of Carey Olsen.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Carey Olsen (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	Nomad Foods Limited 2025 Equity Incentive Plan.

107	Filing Fee Table

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woking, United Kingdom, on the 16th day of June, 2025.

NOMAD FOODS LIMITED

By:	/s/ Stéfan Descheemaeker
Name:	Stéfan Descheemaeker
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stéfan Descheemaeker, Ruben Baldew and Neil Fletcher, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated and on the date indicated below.

Signature	Title	Date
/s/ Stéfan Descheemaeker Stéfan Descheemaeker	Chief Executive Officer (principal executive officer)	June 16, 2025

/s/ Ruben Baldew Ruben Baldew	Chief Financial Officer (principal financial officer and principal accounting officer)	June 16, 2025

/s/ Sir Martin E. Franklin Sir Martin E. Franklin	Co-Chairman of the Board	June 16, 2025

/s/ Noam Gottesman Noam Gottesman	Co-Chairman of the Board	June 16, 2025

/s/ Ian G. H. Ashken Ian G.H. Ashken	Director	June 16, 2025

/s/ James E. Lillie James E. Lillie	Director	June 16, 2025

/s/ Stuart M. MacFarlane Stuart M. MacFarlane	Director	June 16, 2025

/s/ Victoria Parry Victoria Parry	Director	June 16, 2025

/s/ Amit Pilowsky Amit Pilowsky	Director	June 16, 2025

/s/ Melanie Stack Melanie Stack	Director	June 16, 2025

AUTHORIZED REPRESENTATIVE

This registration statement on Form S-8 has been signed on behalf of the registrant by the undersigned, solely in her capacity as the duly authorized representative of the registrant in the United States, on June 16, 2025.

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	CFO, Mariposa Capital, LLC
(Authorized Representative in the United States)